Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Southern States Bancshares, Inc. of our report dated March 18, 2022, relating to the consolidated financial statements of Southern States Bancshares, Inc. and its subsidiary for the years ended December 31, 2021 and 2020, appearing in the Annual Report on Form 10-K of Southern States Bancshares, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
/s/ Mauldin & Jenkins, LLC
Birmingham, Alabama
October 7, 2022